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                                                                    EXHIBIT 12.1


                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES
             STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)




                                                                                            Pro Forma                    Pro forma
                                   Year       Year        Year        Year         Year       Year       Nine Months    Nine Months
                                   Ended      Ended       Ended       Ended       Ended       Ended         Ended         Ended
                                 June 30,    June 30,    June 30,    June 30,    June 30,    June 30,      March 31,     March 31,
                                   1993        1994        1995        1996        1997        1997          1998          1998
                                 --------    --------    --------    --------    --------   ---------    ------------   ------------
Consolidated pre-tax income
  (loss).......................  $(142)        $ 11        $ 15        $121        $(16)      $(69)          $ --           $(18)
Interest expense...............     68           61          76          67          52         93             58             72
Interest portion of rent
  expense......................      9            9          11           9          11         11              9              9
                                 -----         ----        ----        ----        ----       ----            ---           ----
        Earnings...............  $ (65)        $ 81        $102        $211        $ 47       $ 35           $ 67           $ 63
                                 =====         ====        ====        ====        ====       ====            ===           ====

Interest expense...............  $  68         $ 61        $ 76        $ 67        $ 52       $ 93           $ 58           $ 72
Interest portion of rent
  expense(a)...................      9            9          11           9          11         11              9              9
                                 -----         ----        ----        ----        ----       ----            ---           ----
        Fixed charges..........  $  77         $ 70        $ 87        $ 76        $ 63       $104           $ 67           $ 81
                                 =====         ====        ====        ====        ====       ====            ===           ====
Ratio of earnings to fixed
  charges......................   N/A           1.2x        1.2x        2.8x        N/A        N/A            1.0x           N/A
Surplus (deficiency) of
  earnings available to
  cover fixed charges..........  $(142)        $ 11        $ 15        $135        $(16)      $(69)          $ --           $(18)


(a) Interest portion of rent expense is assumed equal to 33% of operating lease and rental expense for the period.

Note: Certain amounts have been restated as discussed in Note N to the June 30, 1997 consolidated financial statements and Note O to the March 31, 1998 consolidated financial statements.